EXHIBIT 99.1

BLOOMINGDALE, Illinois – March 10, 2020 – PCTEL, Inc. (Nasdaq: PCTI) announced that the Board of Directors has reauthorized a share repurchase program pursuant to which the Company may repurchase up to $7.0 million of its common stock through the end of 2020.

“This repurchase program demonstrates the Board's confidence in our future and our commitment to delivering value to all of our shareholders,” said David Neumann, PCTEL’s Chief Executive Officer. “Our strong cash flow and balance sheet enable us to simultaneously return value to shareholders through our regular quarterly dividend and share repurchases, while at the same time continuing to deploy capital to drive growth over the long term.”

Share repurchases may be made from time to time at prevailing prices in the open market, including pursuant to a Rule 10b5-1 plan, by block repurchases, in private transactions or otherwise. The Company has put in place a plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to facilitate market repurchases. A plan under Rule 10b5-1 allows a company to repurchase shares at times when it might otherwise be prevented from doing so by securities laws or because of self-imposed trading blackout periods. There can be no assurance of how many shares will be repurchased, and the repurchase program and/or Rule 10b5-1 plan may be suspended for periods or discontinued at any time. Share repurchases will be funded with cash on hand.

The Company had approximately 18.7 million shares of common stock outstanding on February 28, 2020.

About PCTEL

PCTEL is a leading global provider of wireless technology, including purpose-built Industrial IoT devices, antenna systems, and test and measurement solutions. Trusted by our customers for over 25 years, we solve complex wireless challenges to help organizations stay connected, transform, and grow.

For more information, please visit our website at https://www.pctel.com/.

PCTEL Safe Harbor Statement

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 related to the Company’s plans with respect to share repurchases, involving, among other things, uncertainties inherent in business and financial planning. These statements are based on management’s current expectations, and actual results may differ materially from those projected as a result of certain risks and uncertainties, including market conditions, the possibility that the repurchase program and/or Rule 10b5-1 plan may be suspended or discontinued, economic factors (such as interest rate and currency exchange rate fluctuations), customer demand for PCTEL’s products including demand from customers in China, growth and continuity in PCTEL’s defined market segments, and PCTEL’s ability to grow its wireless products business and create, protect and implement new technologies and solutions. In addition, there is uncertainty about the spread of the COVID19 virus and the impact it will have on PCTEL’s operations, the demand for PCTEL’s products, global supply chains and economic activity and conditions in general. These and other risks and uncertainties are detailed in PCTEL's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.

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PCTEL® is a registered trademark of PCTEL, Inc. © 2020 PCTEL, Inc. All rights reserved.

For further information contact:

Kevin McGowanSuzanne Cafferty

CFOSenior Director, Corporate Marketing

PCTEL, Inc.PCTEL, Inc.

(630) 339-2051(630) 339-2105

public.relations@pctel.com